Exhibit 99.1

Vertex Pharmaceuticals and Mitsubishi Pharma Sign Agreement for Development and Commercialization of the Oral HCV Protease Inhibitor VX-950 in Japan and Far East Countries

Cambridge, MA, June 14, 2004 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today that Vertex and Mitsubishi Pharma Corporation have signed an agreement to develop and commercialize VX-950, Vertex’s investigational oral protease inhibitor for the treatment of hepatitis C virus (HCV) infection, in Japan and certain Far East countries. As part of the agreement, Mitsubishi will make pre-commercial payments to Vertex to support clinical development of VX-950. Additionally, Mitsubishi will pay royalties to Vertex on commercial sales of VX-950 in Mitsubishi’s territories. Vertex will retain exclusive development and marketing rights to VX-950 in the rest of the world, including North America and Europe.

“Vertex has selected hepatitis C as an important and rapidly growing therapeutic area in which to pursue independent development of its drug candidates in North America,” stated Joshua Boger, Ph.D, Chairman and CEO of Vertex. “This regional partnership provides financial support for the global development of this important product, recognizes the breakthrough potential of VX-950 as a direct antiviral therapy and provides important downstream opportunities for Vertex in one of the largest hepatitis C populations in the world.”

“Current treatment alternatives for chronic hepatitis C infection provide limited benefit to patients,” said Akihiro Tobe, Ph.D., Executive Managing Officer, Division Manager of Strategic Planning at Mitsubishi Pharma Corporation. “Through this partnership with Vertex, a leader in the discovery and development of HCV protease inhibitors, we hope to accelerate the advancement of novel therapeutics for hepatitis C infection and we are pleased to add VX-950 to our pipeline of innovative drugs in development.”

Under the terms of the agreement, Mitsubishi will have exclusive rights to develop and commercialize VX-950 in Japan and certain Far East countries. Vertex expects that Mitsubishi will make pre-commercialization payments to Vertex of up to $33 million under the agreement, consisting of license fees, a significant contribution to drug development costs through Phase II clinical development, and clinical milestone payments. Vertex anticipates that it could recognize the majority of these pre-commercial payments by the end of 2006. Further cost-sharing beyond Phase II clinical development will be determined by the parties based on the design of registration studies for VX-950. Vertex will also receive royalties on VX-950 product sales by Mitsubishi and retains an option to supply bulk drug material to Mitsubishi for commercialization in its territories.

About VX-950

VX-950 is Vertex’s lead oral HCV protease inhibitor and one of the most advanced of a new class of antivirals in development for HCV. Preclinical data have shown that VX-950 significantly reduces levels of HCV-RNA in both the replicon system and infectious virus assays within days. Preclinical pharmacokinetic studies completed to date have indicated that VX-950 is orally bioavailable and achieves excellent exposure in the liver, the target organ for HCV treatment. In early June 2004, Vertex initiated a Phase I clinical trial for VX-950 in healthy volunteers.

Clinical Need and Market Opportunity in HCV Infection

Chronic hepatitis C virus (HCV) infection is a serious public health concern affecting approximately 2.7 million people in the United States. HCV causes inflammation of the liver, which may lead to fibrosis and cirrhosis, liver cancer, and ultimately, liver failure. Cirrhosis of the liver resulting from chronic HCV infection is the leading indication for liver transplantation in the U.S. Due to the asymptomatic nature of HCV infection, it often goes undetected for up to 20 years following initial infection. Worldwide, the disease strikes as many as 185 million people. Each year, 8,000 to 10,000 people in the U.S. die from complications of HCV.

The current standard of care in HCV treatment is a treatment combination of pegylated interferon (peg-IFN), an injectable agent, and ribavirin. This combination therapy provides a sustained viral response for only 40 to 50 percent of patients chronically infected with genotype 1 HCV, the most difficult viral strain to treat and the most common form in the U.S.

Vertex’s drug development portfolio includes two different approaches for advancing the future standard-of-care in HCV. In addition to VX-950, Vertex is developing merimepodib in combination with pegylated interferon alpha (peg-IFN) and ribavirin. The goal of combining merimepodib with standard therapy is to enhance antiviral efficacy and to increase the proportion of patients who achieve a sustained response to treatment. Vertex owns worldwide development and commercialization rights for merimepodib.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the new HIV protease inhibitor, Lexiva™, with GlaxoSmithKline.

About Mitsubishi

Mitsubishi Pharma Corporation was founded by the merger between former Welfide Corporation and Mitsubishi-Tokyo Pharmaceuticals, Inc., on October 1, 2001. The Company is a global research-driven pharmaceutical company targeting the therapeutic areas of psychiatric and central nervous system diseases, cardiovascular and metabolic diseases, immunological and respiratory diseases, and cancer and hepatic disease.

Mitsubishi Pharma Corporation has established a strong drug discovery infrastructure to engage in the development of innovative new drugs.

This press release may contain forward-looking statements, including statements that (i) VX-950 represents a potential breakthrough treatment for hepatitis C virus infection; (ii) Mitsubishi will make up to $33 million in payments to Vertex; (iii) Vertex anticipates recognizing the majority of those payments through 2006; and (iv) Vertex intends to pursue independent development of HCV drug candidates in North America. While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially. These risks and uncertainties include, among other things, the risks that clinical trials for VX-950 may not proceed as planned due to technical, scientific, or patient enrollment issues, that actual clinical studies of VX-950 in combination will not reflect the results obtained through in vitro testing, that clinical results may not demonstrate the value of Vertex’s therapies for HCV patients generally, that Vertex may not receive anticipated revenue from Mitsubishi, and that Vertex’s strategic objectives to its HCV drug candidates may change, as well as other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

Lexiva™ is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Contacts:

Lynne Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755